Exhibit 99.1

May 3, 2011

Eagle Rock Announces Closing of Crow Creek Energy Acquisition

HOUSTON - Eagle Rock Energy Partners, L.P. (together with its subsidiaries, as applicable, “Eagle Rock” or the “Partnership”) (NASDAQ: EROC) today announced that it has completed the previously-announced acquisition of all equity interests in Tulsa, Oklahoma-based CC Energy II L.L.C. (“Crow Creek Energy”), a portfolio company of Natural Gas Partners VIII, L.P. (“NGP VIII”) with reserves located in multiple basins across Oklahoma, Texas and Arkansas, for total consideration of $529.5 million.  Total consideration included approximately $301.9 million of Eagle Rock equity issued to the sellers, $15 million of cash and $212.6 million of assumed debt.

As part of the total consideration, the Partnership has issued approximately 28.8 million common units to the existing equity holders of Crow Creek Energy in a private placement.  The substantial majority of these units were issued to NGP VIII, the private equity sponsor of Crow Creek Energy.  Natural Gas Partners, through NGP VIII and other private equity funds and portfolio companies it manages, is Eagle Rock’s largest holder.  At closing, Natural Gas Partners’ ownership interest in the Partnership, on a fully-diluted basis, increased from approximately 24% to approximately 40%.

The newly-issued Eagle Rock units were issued at a price of $10.50 per unit, the ceiling price of the agreed upon collar in the Contribution Agreement.  As previously announced, the units issued as consideration for the Crow Creek Energy acquisition will not receive a distribution with respect to the first quarter of 2011.

The cash portion of the acquisition consideration and the repayment of Crow Creek Energy’s outstanding debt, estimated to be approximately $227.6 million, was funded through the Partnership’s revolving credit facility. Effective upon closing, the Partnership’s borrowing base increased from $160 million to $405 million.

With the consummation of the acquisition of Crow Creek Energy today, as of December 31, 2010 Eagle Rock has total pro forma proved reserves of 396 Bcfe, an increase of over 200% from the Partnership’s year-end 2010 proved reserves, and total probable reserves of over 400 Bcfe.  Eagle Rock’s reserve base is now approximately 73% proved developed and 27% proved undeveloped, reflecting its substantial development opportunities.  Pro forma proved reserves are comprised of approximately 64% natural gas, 19% crude oil and 17% natural gas liquids.  The Crow Creek estimated proved reserves included in the Partnership’s pro forma estimates were calculated using February 15, 2011 strip prices.

About the Partnership

The Partnership is a growth-oriented master limited partnership engaged in two businesses: a) midstream, which includes (i) gathering, compressing, treating,

processing and transporting natural gas; (ii) fractionating and transporting natural gas liquids; and (iii) marketing natural gas, condensate and NGLs; b) upstream, which includes acquiring, exploiting, developing, and producing hydrocarbons in oil and natural gas properties. Its corporate office is located in Houston, Texas.

Contacts:

Eagle Rock Energy Partners, L.P.

Jeff Wood, 281-408-1203
Senior Vice President and Chief Financial Officer

Adam Altsuler, 281-408-1350
Director, Corporate Finance and Investor Relations

This news release may include “forward-looking statements.”  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements and speak only as of the date on which such statement is made. These statements are based on certain assumptions made by the Partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership. These include risks related to volatility of commodity prices; market demand for natural gas and natural gas liquids; the effectiveness of the Partnership’s hedging activities; the Partnership’s ability to retain key customers; the Partnership’s ability to continue to obtain new sources of natural gas supply; the availability of local, intrastate and interstate transportation systems and other facilities to transport natural gas and natural gas liquids; competition in the oil and gas industry; the Partnership’s ability to obtain credit and access the capital markets; general economic conditions; and the effects of government regulations and policies.  Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, the Partnership’s actual results and plans could differ materially from those implied or expressed by any forward-looking statements. The Partnership assumes no obligation to update any forward-looking statement as of any future date.  For a detailed list of the Partnership’s risk factors, please consult the Partnership’s Form 10-K, filed with the Securities and Exchange Commission (“SEC”) for the year ended December 31, 2010, as well as any other public filings, including, when filed, the Partnership’s Form 10-Q for the three months ended March 31, 2011, and press releases.

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